TBS International Limited Reports Second Quarter and Six Months 2008 Financial Results

HAMILTON, BERMUDA – August 6, 2008 - TBS International Limited (NASDAQ: TBSI) announced today its financial and operating results for the second quarter and six months ended June 30, 2008.

Second Quarter and Six Months 2008 highlights:

Metric	Q2 2008	Q2 2007	6M 2008	6M 2007
Revenue (thousands)	$156,947	$76,661	$288,523	$146,987
Net Income (thousands) (1)	$52,641	$21,687	$98,019	$36,091
Income (excl. non-recurring items) (thousands) (1) (2)	$52,641	$15,653	$100,337	$30,871
EPS (diluted) (1)	$1.82	$0.77	$3.44	$1.29
EPS (excl.non-recurring items) (1) (2)	$1.82	$0.56	$3.52	$1.10
Weighted Average Number of Shares (diluted)	28,873,395	28,064,954	28,476,436	28,048,295
EBITDA (thousands) (1) (3)	$72,806	$32,304	$137,106	$57,723
Drydock Days	192	350	339	562

Freight Voyages
Average Daily Voyage TCE	$31,212	$20,538	$29,866	$19,213
Freight Voyage Days	2,758	2,009	5,133	3,907
Tons of Cargo Shipped (thousands)	2,288	1,621	4,332	3,123
Average Freight Rate for All Cargoes	$56.25	$37.26	$52.37	$35.97
Average Freight Rate excluding Aggregates	$91.79	$66.73	$89.35	$60.84
Bunker Cost/Voyage Day	$7,092	$4,349	$6,694	$4,334

Time Charter out Voyages
Average Daily Time Charter TCE	$30,563	$18,727	$30,437	$17,858
Time Charter Days	777	839	1,807	1,833

(1)
Net Income and EPS for the six months ended June 30, 2008 include $2.3 million for the Loss on extinguishment of debt, or $0.08 per share, which was incurred during the first quarter of 2008.  Net Income and EPS for the six months ended June 30, 2007 include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden, which occurred during the second quarter of 2007, and a loss of $800 thousand from the sale of the M.V. Maya Princess, which occurred during the first quarter of 2007, or $0.21 and $(0.02) per share respectively.

(2)
Income and EPS before non-recurring items is a non-GAAP financial measure. For a reconciliation of Income and EPS before non-recurring items for the three months and six months ended June 30, 2008, please refer to “Non-GAAP Reconciliations” later in this press release.

(3)
EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Reconciliations-EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to Net Income.

Management Commentary:
Joseph E. Royce, Chairman and Chief Executive Officer and President stated: “We are pleased to report the best quarter in our Company’s history. Our growth business model, together with customer loyalty, our diverse trade lanes and efficient and reliable services, are the foundations that enabled TBS to once again achieve record quarterly revenues, EBITDA, net income and earnings per share. Our TBS Five Star Service (Ocean Transportation, Logistics, Port Services, Operations and Strategic Planning) distinguishes TBS from the traditional dry cargo shipping company. In addition to owning an expanding fleet of ships, we work directly with our customers, carrying their cargoes to diverse locations and supporting their export programs.

TBS is a “Business First – Fleet Second” Company. Our increasing cargo volumes reflect our sustained business growth. To meet our customer requirements, we took delivery of eight vessels during the first six months of this year and have two additional vessels under contract for delivery within the next 30 days. This will expand our operational fleet to 46 vessels comprised of 23 multipurpose tweendeckers and 23 handymax and handysize bulk carriers.

TBS is targeting non-containerized project cargoes relating to mining, energy, steel production, infrastructure and construction as growth areas that will benefit from the expanding globalization of world trade. With our Five Star Service and our team of 290 dedicated employees throughout the world, we are able to provide complete logistics and transportation solutions for the project’s requirements and our multipurpose tweendeckers give TBS a competitive advantage in these project businesses.

Ensuring the renewal and expansion of our fleet for the long term, we are building six Roymar Class 34,000 dwt multipurpose vessels with retractable tweendecks that are scheduled to be delivered in 2009 and 2010.   Given the growth of our business, we are actively pursuing opportunities to build additional Roymar Class ships in China for delivery through 2011, and we are engaged in discussions with our banks to determine the feasibility of financing their construction.

We believe the TBS business model is sound and our niche businesses are sustainable.  As we enter the second half of this year, we see strong cargo requirements and firm freight rates, and we look forward to continued positive results.”

Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer commented: “In furtherance of our growth business model, TBS increased the Company’s shareholder equity by issuing 2 million Class A Shares at $51 per share in May of 2008, bringing the total number of shares outstanding to 29,894,957. This capital infusion will enhance our ability to continue expanding our fleet of owned vessels in response to the growth of our business.

In the second quarter of 2008, we continued with our drydocking and maintenance program and drydocked eight vessels with 192 drydocking days without significantly impacting our operational efficiency and profitability.”

Second Quarter 2008 Results:
For the second quarter ended June 30, 2008, total revenues were $156.9 million, an increase of 104.6% compared to the $76.7 million for the same period in 2007. Net income for the second quarter 2008 was $52.6 million, an increase of 142.4% compared to $21.7 million for the same period in 2007.  Earnings per diluted share was $1.82 in the second quarter of 2008 compared to $0.77 for the second quarter 2007. Net income and Earnings per Share for the second quarter of 2007 include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden following her constructive total loss, or $0.21 per share. Before this gain net income would have been $15.7 million or $0.56 per diluted share for second quarter of 2007.

EBITDA, which is a non-GAAP measure, increased 125.4% to $72.8 million for the second quarter 2008 from $32.3 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements in this press release for a reconciliation of EBITDA to net income.

Revenues:
Total revenues of $156.9 million for the second quarter 2008 include voyage revenues of $128.7 million, time charter revenues of $25.3 million and other revenues of $2.9 million.

An average of 39 vessels (excluding off-hire) were operated during the second quarter 2008 compared to 31 vessels (excluding off-hire) during the same period of 2007.

Voyage Revenues:
Voyage revenues in the second quarter 2008 were $128.7 million, an increase of $68.3 million or 113.1% from the $60.4 million during the same period in 2007.

Cargo volume (excluding aggregates) increased 425,579 tons or 52.7% to 1,233,396 tons for the second quarter 2008 from 807,817 tons for the same period in 2007. Reflecting stronger market conditions, freight rates excluding aggregates increased $25.06 per ton or 37.6% to $91.79 per ton for the second quarter 2008 from $66.73 per ton during the same period in 2007.

Average Daily Voyage Time Charter Equivalent, which is an industry standard metric reflecting the daily net earnings of a voyage after deducting all voyage expenses from voyage revenues, was $31,212 per day in the second quarter 2008, an increase of 52.0% from the $20,538 during the same period in 2007 and an increase of 10.3% from the $28,303 per day during the first quarter 2008, indicative of the continued market strength in the industry.

Total cargo volume (including aggregates) increased 667,183 tons or 41.2% to 2,287,725 tons for the second quarter 2008 from 1,620,542 for the same period in 2007. The majority of the increase in the cargo volume is attributed to the increase in aggregates carried as well as an increase in the non-aggregate bulk cargo products carried.

Time Charter Revenues:
Time charter revenues increased by $9.2 million or 57.1% to $25.3 million for the second quarter 2008 from $16.1 million for the same period in 2007.

Average Daily Time Charter Equivalent, which is an industry standard metric reflecting time charter-out revenues during the period reduced by commissions, was $30,563 per day in the second quarter 2008, an increase of 63.2% from the $18,727 during the same period of 2007. The key factor driving the increase in the average charter hire rate per day is the upward trend in the worldwide shipping spot market rates.

Expenses:
Total operating expenses for the second quarter 2008 increased by $41.6 million or 71% to $100.2 million from $58.6 million for the same period in 2007. However, as a percentage of revenue, total operating expenses decreased by 12.5% to 63.9% for the second quarter of 2008 from 76.4% for the same period of 2007.

Voyage expenses, which include fuel costs, commissions, port call charges and stevedoring, increased by $24.6 million or 125.9% to $44.1 million for the second quarter 2008. As a percentage of total revenue, they increased by 2.6% as compared to the same period last year. The increase is due to an increase in fuel expenses which were a result of higher average fuel costs and higher fuel consumption due to an increased fleet; commission expense as a result of higher voyage revenues, as well as port call expenses and stevedore and other cargo-related expenses.

Vessel expenses which consist of operating expenses relating to owned and controlled vessels, such as crewing, stores, repairs and maintenance, insurance and charter hire fees for vessels that are chartered-in, increased by $1.4 million or 6.1% to $24.3 million for the second quarter 2008 as compared to $22.9 million for the same period in 2007. Owned vessel expenses increased by $8.3 million due to an increase in the average number of owned vessels (42 compared to 33) and higher daily operating expenses.  Chartered-in vessel expenses decreased $6.9 million due to a decrease in chartered-in vessel days.  However, as a percentage of total revenue, vessel expenses decreased by 14.4% as compared to the same period last year.

General and administrative expenses increased by $7.6 million or 99.6% to $15.3 million in the second quarter 2008 due to a higher bonus accrual, an increase in staff levels due to the growth of TBS business and stock-based compensation costs.

Net interest expense for the second quarter 2008 increased by $1.5 million as compared to the same period last year. This is primarily due to higher debt levels and higher fees partially offset by lower borrowing costs.

Results for the Six Months ended June 30, 2008:
For the six months ended June 30, 2008, total revenues were $288.5 million, an increase of 96.3% compared to the $147.0 million for the same period 2007. Net income for the six months 2008 was $98.0 million, an increase of 171.5% compared to $36.1 million for the same period 2007.  Earnings per share on a diluted basis was $3.44 for the six months of 2008, calculated on 28,476,436 shares, compared to $1.29 for the six months of 2007, calculated on 28,048,295 shares.

Net income and earnings per share for the six months of 2008 include $2.3 million for the loss on extinguishment of debt, or $0.08 per share. Net income and earnings per share for the six months of 2007 include a gain of $6.0 million from the sale and insurance recovery of the M.V. Huron Maiden and a loss of $800 thousand from the sale of the M.V. Maya Princess, or $0.19 per share. Before these items, net income would have been $100.3 million or $3.52 per diluted share for the six months of 2008 and $30.9 million or $1.10 per diluted share for the six months of 2007.

EBITDA, which is a non-GAAP measure, increased 137.6% to $137.1 million for the six months ended June 30, 2008 from $57.7 million in 2007. Please see “Non-GAAP Reconciliations – EBITDA” following the financial statements included in this press release for a reconciliation of EBITDA to net income.

An average of 38 vessels (excluding off-hire) were operated during the six months 2008 compared to 32 vessels (excluding off-hire) during the same period of 2007.

Total revenues of $288.5 million for the six months 2008 include voyage revenues of $226.8 million, time charter revenues of $58.0 million and other revenues of $3.7 million.

Recent Fleet Developments:
On June 5, 2008, the Company entered into an agreement to acquire the M.V. Desert Explorer, to be renamed the M.V. Fox Maiden, a 1985 built, 40,902 dwt handymax bulk carrier for $35.3 million charter free. TBS expects to take delivery of this vessel within the next 30 days.

On June 17, 2008, TBS took delivery of the M.V. Canarsie Princess, formerly known as the M.V. Athinoula, an acquisition the Company announced in February 2008. TBS had agreed to acquire the vessel charter free for $30.3 million.

On June 18, 2008, TBS took delivery of the M.V. Houma Belle, previously known as the M.V. North Star, an acquisition the Company announced in April 2008. TBS had agreed to acquire the vessel for $34.0 million charter free.

On June 23, 2008, the Company entered into an agreement to acquire the M.V. Ken Blossom, to be renamed the M.V. Tupi Maiden, a 1992 built, 38,852 dwt handymax bulk carrier charter free for $44.0 million. TBS expects to take delivery of this vessel within the next 30 days.

TBS’s current fleet consists of 44 multipurpose tweendeckers, handymax and handysize vessels. TBS expects to take delivery of two handymax bulk carriers (the M.V. Fox Maiden and M.V. Tupi Maiden) within the next 30 days. Once these deliveries are concluded, the TBS fleet will be comprised of 46 vessels, with an aggregate of 1,390,473 dwt, including 23 multipurpose tweendeckers and a combination of 23 handysize and handymax bulk carriers.

Fleet Expansion and Newbuilding Program:
The previously announced TBS Newbuilding Program to construct six multipurpose vessels with retractable tweendecks is proceeding with the laying of the keel of the first vessel in March 2008.  We expect delivery of two vessels in 2009 and four vessels in 2010.

TBS entered into a $150 million term loan credit agreement with a syndicate of lenders led by The Royal Bank of Scotland to finance the building and purchase of these six new multipurpose vessels.

We are actively pursuing opportunities to build additional Roymar Class ships in China for delivery through 2011, and we are engaged in discussions with our banks to determine the feasibility of financing their construction.

TBS 2008 Drydock Program:
For 2008, TBS plans to drydock 17 vessels for an aggregate of approximately 800 drydocking days with a steel renewal of about 3,600 metric tons at a total cost of approximately $27 million.

Our 2008 drydocking schedule is as follows:
•
During the three months ended March 31, 2008, TBS drydocked one vessel that entered into drydock during the fourth quarter of 2007 and continued its drydocking for 15 days in the first quarter of 2008. Additionally, four vessels entered drydock requiring 827 metric tons of steel for a total of 132 drydock days.

•
During the second quarter 2008, three vessels that entered into drydock during the first quarter of 2008 continued their drydocking for 48 days. In addition, five vessels entered drydock requiring 1,099 metric tons of steel and 144 drydock days.

•	Third quarter 2008, we anticipate four vessels requiring about 600 metric tons of steel and about 220 drydock days.

•	Fourth quarter 2008, we anticipate four vessels, requiring about 1,100 metric tons of steel will be drydocked for about 230 drydock days.

Conference call and webcast:
On Thursday, August 7, 2008 at 10:00 a.m. EDT, the company’s management will host a conference call to discuss the results.

Conference call details:
Participants should dial into the call 10 minutes before the scheduled time using the following numbers: 1-888-713-4215 (from the US) or 1-617-213-4867 (International Dial In). Participant Passcode: 64411579. The conference call will also be webcast live on the company's website: www.tbsship.com by clicking on the webcast link. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PX3GKK97R. Pre-registrants will be issued a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

Webcast:
There will also be a live -- and then archived -- slides and audio webcast of the conference call on the company's website www.tbsship.com, which can be accessed by clicking on the webcast link. As soon as practicable, the webcast and the corresponding slides will be archived and will also be accessible on our website.

Replay:
A telephonic replay of the conference call will be available from 12:00 p.m. EDT on Thursday, August 7, 2008 until Thursday, August 14, 2008 by dialing 1-888-286-8010 (from the US) or 1-617-801-6888 (International Dial In). Access Code: 55267081. A replay of the webcast will be available soon after the completion of the call.

Consolidated Statements of Income
For the Second Quarter and Six Months
Ended June 30, 2008 and 2007
 (In thousands, except per share amounts and outstanding shares)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Revenue:
Voyage revenue	$128,696	$60,384	$226,856	$112,323
Time charter revenue	25,258	16,122	57,984	34,190
Other revenue	2,993	155	3,683	474
Total revenue	156,947	76,661	288,523	146,987
Operating expenses:
Voyage	44,122	19,534	76,540	38,715
Vessel	24,315	22,941	47,749	40,498
Depreciation and amortization of vessels
and other fixed assets	16,515	8,423	30,008	16,837
General and administrative	15,296	7,663	27,063	14,843
Loss from sale of vessel (1)	-	35	-	814
Total operating expenses	100,248	58,596	181,360	111,707

Income from operations	56,699	18,065	107,163	35,280

Other (expenses) and income:
Interest expense	(3,840)	(2,397)	(7,277)	(5,169)
Loss on extinguishment of debt (2)	-	-	(2,318)	-
Gain on sale and insurance recovery of vessel (3)	-	6,034	-	6,034
Interest and other income (expense)	(218)	(15)	451	(54)
Total other (expenses) and income, net	(4,058)	3,622	(9,144)	811

Net income	52,641	21,687	98,019	36,091

Earnings per share:
Net income per common share
Basic	$1.83	$0.77	$3.45	$1.29
Diluted	$1.82	$0.77	$3.44	$1.29
Weighted average common shares outstanding
Basic (4)	28,778,769	28,014,925	28,411,539	28,014,122
Diluted	28,873,395	28,064,954	28,476,436	28,048,295

Operating Data for the Three and Six Months Ended June 30, 2008 and 2007

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Other Operating Data:
Controlled vessels (at end of period) (5)	44	33	44	33
Chartered vessels (at end of period) (6)	-	3	-	3
Freight Voyage Days (7)	2,758	2,009	5,133	3,907
Vessel days (8)	3,896	3,316	7,635	6,502
Tons of cargo shipped (9)	2,288	1,621	4,332	3,123
Revenue per ton (10)	$56.25	$37.26	$52.37	$35.97
Tons of cargo shipped, excluding
aggregates (9)(11)	1,233	808	2,227	1,649
Revenue per ton, excluding
aggregates (10)(11)	$91.79	$66.73	$89.35	$60.84
Chartered-out days	777	839	1,807	1,833
Chartered-out rate per day	$32,506	$19,215	$32,088	$18,653
TCE per day - Freight Voyages (12)	$31,212	$20,538	$29,866	$19,213
TCE per day - Time Charters-Out (13)	$30,563	$18,727	$30,437	$17,858

(1)	The 2007 loss on sale of vessel represents the loss on the sale of the Maya Princess of $0.8 million.

(2)	In 2008 the loss on extinguishment of debt represents the write-off of unamortized deferred finance costs in connection with the March 2008 refinancing of the Bank of America credit facility.

(3)
For the three months and six months ended June 30, 2007, the Company had a gain on the sale and insurance recovery of the Huron Maiden. The vessel was severely damaged in a grounding accident on an uncharted rock while on passage near Indonesia on March 9, 2007. On April 4, 2007, the vessel was declared a constructive total loss. Accordingly, TBS received a net amount of $8.0 million from the Hull & Machinery/ Increased Value insurances after a scrap value credit of $2.0 million. The Company retained the proceeds on the sale of the vessel for scrap, which was sold and delivered to the buyer on May 4, 2007 for $2.8 million. After expenses in connection with the accident and the sale of the vessel of approximately $1.2 million, TBS realized a gain on the casualty and sale of the vessel of approximately $6.0 million.

(4)
Diluted weighted average common shares outstanding for the three and six months ended June 30, 2008 and 2007, includes 94,626, 50,029, 64,897 and 34,173 weighted average common shares, respectively, relating to the restricted Class A common shares granted to our employees and independent directors.

(5)	Controlled vessels are vessels that are owned or chartered-in with an option to purchase. As of June 30, 2008, two vessels in the controlled fleet were chartered-in with an option to purchase.

(6)	Represents vessels that were both chartered-in under short-term charters (less than one year at the start of the charter) and chartered in under long-term charters without an option to purchase.

(7)	Represents the number of days controlled and time-chartered vessels were operated by the Company performing freight voyages. Freight voyage days exclude both off-hire days and time chartered out days.

(8)
Represents the number of days that relate to vessel expense for controlled and time-chartered vessels. Vessel expense relating to controlled vessels is based on a 365-day year. Vessel expense relating to chartered-in vessels is based on the actual number of days the vessel is operated, excluding off-hire days.

(9)	In thousands.

(10)
Revenue per ton is a measurement unit for cargo carried that is dependent upon the weight of the cargo, and has been calculated using number of tons on which revenue is calculated, excluding time charter revenue.

(11)
Aggregates represent high-volume, low-freighted cargo, which can overstate the amount of tons that is carried on a regular basis and accordingly reduces the revenue per ton. TBS believes that the exclusion of aggregates better reflects their cargo shipping and revenue per ton data for their principal services.

(12)
Time Charter Equivalent or "TCE" rates are defined as voyage revenue less voyage expenses during the period divided by the number of available freight voyage days during the period.  Voyage expenses include the following expenses: fuel, port call, commissions, stevedore and other cargo related and miscellaneous voyage expenses.  No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue.

(13)
Time Charter Equivalent or "TCE" rates for vessels that are time chartered out, are defined as time charter revenue during the period reduced by commissions divided by the number of available time charter days during the period.  Commissions for vessels that are time chartered out for the three months ended June 30, 2008 and June 30, 2007 were $1.5 million and $0.4 million, respectively. Commission for vessels that are time chartered out for the six months ended June 30, 2008 and June 30, 2007 were $3.0 million and $1.5 million, respectively. No deduction is made for vessel or general and administrative expenses.  TCE is an industry standard for measuring and analyzing fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. No voyage expenses are deducted because they are not applicable.

 Balance Sheet Data
Please find below TBS’ selected balance sheet data:

	June 30,	December 31,
	2008	2007

Balance Sheet Data (In thousands):
Cash and cash equivalents	$127,042	$30,498
Working capital	59,901	1,744
Total assets	936,131	559,113

Long-term debt, including current portion	351,358	180,166
Total shareholders' equity	516,300	319,563

Non-GAAP Reconciliations
Please find below TBS’ EBITDA reconciliation for the three and six months ended June 30, 2008 and 2007.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

EBITDA Reconciliation (In thousands):
Net Income	$52,641	$21,687	$98,019	$36,091
Net interest expenses	3,650	2,194	9,079	4,795
Depreciation and Amortization	16,515	8,423	30,008	16,837
EBITDA	$72,806	$32,304	$137,106	$57,723

Reconciliation of Net Income to Income before non-recurring items for the three and six months ended June 30, 2008 and 2007:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Income before non-recurring items:
Reconciliation (In thousands)
Net Income	$52,641	$21,687	$98,019	$36,091
Loss on extinguishmet of debt	-	-	2,318	-
Loss on sale of vessel	-	-	-	814
Gain on sale and insurance recovery of vessel	-	(6,034)	-	(6,034)
Income before loss on sale of vessel
and other non-recurring items	$52,641	$15,653	$100,337	$30,871

Earnings per share (before loss on sale of vessel and other non-recurring items)
Basic	$1.83	$0.56	$3.53	$1.10
Diluted	$1.82	$0.56	$3.52	$1.10
Weighted average common shares outstanding
Basic	28,778,769	28,014,925	28,411,539	28,014,122
Diluted	28,873,395	28,064,954	28,476,436	28,048,295

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations.

Included among the factors that, in the company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following:
•	changes in demand for the company’s services;
•	a material decline or prolonged weakness in rates in the shipping market;
•
changes in rules and regulations applicable to the shipping industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries;

•	actions taken by regulatory authorities;
•	changes in trading patterns significantly impacting overall vessel tonnage requirements;
•	changes in the typical seasonal variations in charter rates;
•	increases in costs, including changes in production of or demand for oil and petroleum products, crew wages, insurance, provisions, repairs and maintenance, generally or in particular regions;
•	changes in general domestic and international political conditions;
•
changes in the condition of the company's vessels or applicable maintenance or regulatory standards, which may affect, among other things, the company's anticipated drydocking or maintenance and repair costs;

•	increase in the cost of our drydocking program or delays in our anticipated drydocking schedule;
•
China Communications Construction Company Ltd./ Nantong Yahua Shipbuilding Co., Ltd.’s ability to complete and deliver the vessels on the anticipated schedule and the ability of the parties to satisfy the conditions in the shipbuilding agreements; and

•
other factors listed from time to time in the company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the period ended December 31, 2007 and its subsequent reports on Form 10-Q and Form 8-K.

About TBS International Limited:
TBS is an ocean transportation services company that offers worldwide shipping solutions through liner, parcel and bulk services, and vessel chartering. TBS has developed its business around key trade routes between Latin America and China, Japan and South Korea, as well as select ports in North America, Africa and the Caribbean. TBS provides frequent regularly scheduled voyages in its network, as well as cargo scheduling, loading and discharge for its customers.
Visit our website at www.tbsship.com

For more information, please contact:

     Company Contact:
     Ferdinand V. Lepere
     Executive Vice President and Chief Financial Officer
     TBS International Limited
     Tel. 914-961-1000
     InvestorRequest@tbsship.com

     Investor Relations / Media:
     Nicolas Bornozis
     Capital Link, Inc. New York
     Tel. 212-661-7566
     nbornozis@capitallink.com